                                                                Exhibit 99.B(11)


                          CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 18 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated March 14, 1997, relating to the financial statements and financial highlights of The Arbor Fund (the "Fund") appearing in the January 31, 1997 Annual Reports to Shareholders of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectuses and under the headings "Experts" and "Financial Statements" in the Statements of Additional Information.


/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
Philadelphia, PA
May 27, 1997